Exhibit 10.1

January 30, 2022

Rick Dillon

Re:          Transition and Separation Agreement

Dear Rick:

To ensure an orderly transition of your duties as Executive Vice President and Chief Financial Officer of Enerpac Tool Group Corp. (the “Company”), we would like to enter into this letter (this “Agreement”) memorializing our understandings regarding each of our commitments.  As part of these commitments, the Company desires to retain your services during the Transition Period as defined below; and you have agreed to provide such services as described in this Agreement during the Transition Period.

The “Transition Period” means the period starting on the date hereof and ending on April 30, 2022, or such later date as may be mutually agreed.  The Company, in its discretion, may conclude the Transition Period before April 30, 2022, in which case, you will receive the entire Transition Benefits package as described below.  If you die during the Transition period or are unable to complete the Transition Period due to disability (long-term or short-term) as defined and determined by the Plan Administrator under the current disability plan, you will be entitled to the full Transition Benefits package upon your termination of employment at the completion of the Transition Period. If your employment with the Company terminates for any reason other than (i) due to the early termination of the Transition Period by the Company, (ii) your death prior to the end of the Transition Period, or (iii) your disability prior to the end of the Transition Period, then all of your rights to the Transition Benefits shall be forfeited. Your employment with the Company will end at the conclusion of the Transition Period.

Notwithstanding any other provision herein, if the Company terminates your employment for “Cause”, the Transition Benefits will immediately be forfeited.   “Cause” means the occurrence of any of the following: (i) conviction, or a plea of guilty or no contest, of a felony; (ii) conviction, or a plea of guilty or no contest, of a crime involving dishonesty, disloyalty or fraud; (iii) reporting to work under the influence of alcohol; (iv) use of illegal drugs (whether or not at the workplace); (v) conviction, or a plea of guilty or no contest, of conduct in conjunction with your duties which could reasonably be expected to, or which does, cause the Company or any of its affiliates public disgrace or disrepute or economic harm; (vi) repeated failure to perform duties as reasonably directed by the Board or the CEO; (vii) gross negligence or willful misconduct with respect to the Company; (viii)  obtaining any personal profit not thoroughly disclosed to and approved in writing by the Board or the CEO in connection with any transaction entered into by, or on behalf of, the Company or its affiliates; (ix) violation of any of the terms of the Company’s established policies which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof; (x) unauthorized use or disclosure of any confidential or proprietary information of the Company; (xi) the willful failure to cooperate in a Company investigation; or (xii) breach of the Nondisparagement provision during the Transition Period.

Conversely, breach of the Nondisparagement provision by the Company during the Transition Period amounts to good reason for you to terminate your employment, at which point the full Transition Benefits package would vest.

During the Transition Period, you will (a) continue to be employed as a full-time employee (b) provide services as the Chief Financial Officer with all normal duties associated with such position, including responsibility for the finance function as a whole, as well as Information Technology (all internal and disclosure controls), including the quarterly filing in March 2022, and as otherwise determined by the Chief Executive Officer, (b) assist with the orderly transition of your duties and responsibilities, (c) assist with and transition your knowledge regarding any regulatory or legal matters that occurred during the term of your employment, (d) be available to answer any questions regarding the Company or any of its subsidiaries, and (e) otherwise promote the best interests of the Company and its subsidiaries (the “Transition Services”).

Transition Benefits.  In consideration for the Transition Services, your other commitments under this Agreement, your execution of the Agreement Barring Unfair Activities attached as Exhibit B, your executing and not revoking the attached general release of claims within the time frames outlined therein, and your executing and not revoking a second general release of claims (in a form provided by the Company that is substantially similar to the attached) within the time frames outlined therein upon the conclusion of the Transition Period  (the “Release Requirement”), you will be eligible for the benefits set forth in items 1 through 8 below (the “Transition Benefits”).  Any benefits not included in the Transition Benefits are specifically excluded.

1.
Base Salary.  You will receive continuation of your base salary payments, including your January 2022 merit increase, for the full Transition Period. In addition, you will receive a lump sum payment equal to fourteen (14) months monthly base salary.  Subject to the 409A Limitations (defined below), such lump sum amount shall be paid within sixty (60) days after your termination of employment at the conclusion of the Transition Period.

2.
Fiscal Year 2022 Annual Bonus.  You will remain eligible to earn a full Fiscal Year 2022 bonus, based on the Company’s performance.  Such bonus will be calculated and paid in the same manner and at the same time as other executive officers of the Company, in accordance with the terms of the applicable bonus program.

3.	2022 RSU Awards. You will receive your RSU grant that is expected to be awarded on or about January 25, 2022.

4.
Medical, Dental and Visions Benefits.  To the extent you are already participating, you will remain enrolled in all current employee benefit programs during the Transition Period at your current coverages and premium payment levels, as applicable.  You will also receive a lump sum payment equivalent to the portion of the monthly premiums the Company would pay for twelve (12) months of medical, dental and vision coverage at the enrollment levels for your specific coverages in place immediately prior to completion of the Transition Period, calculated as follows:

Medical	$17,944.20
Dental	$1,199.76
Vision	$3.96

TOTAL	$19,147.92

Subject to the 409A Limitations, such amount shall be paid within sixty (60) days after the termination of employment at the conclusion of the Transition Period.  For the avoidance of doubt, your current medical, dental and vision benefits shall not be continued after the end of the Transition Period except to the extent provided for in the applicable plan documents or in accordance law (such as applicable COBRA coverage).  Please refer to the applicable plan documents for information regarding any such continuation rights, if applicable.  It is your sole responsibility to timely exercise and elect such rights and pay any premiums related to those rights.

5.
Disability Benefits.  You will remain enrolled in all current long-term disability and short-term disability plans until the conclusion of the Transition Period. You will also receive a lump sum payment of $3,540.12, which is equivalent to the portion of the monthly premiums the Company would pay for twelve (12) months of long-term disability coverage at the enrollment level for your specific coverage in place immediately prior to completion of the Transition Period.  Subject to the 409A Limitations, such amount shall be paid within sixty (60) days after your termination of employment at the conclusion of the Transition Period.  For the avoidance of doubt, your long-term disability coverage shall not be continued after the end of the Transition Period except to the extent provided for in the applicable plan documents or in accordance with applicable law. During the Transition Period, the Company will assist you with the process of converting your disability coverage pursuant to the conversion rights specified in the applicable plan documents.

6.
Equity Treatment.  Notwithstanding anything in your outstanding restricted stock units (RSUs), Performance Shares and stock option agreements as of the conclusion of the Transition Period (the “Award Agreements”) to the contrary, such Award Agreements are hereby amended, to reflect the following:

a.
Restricted Stock Units.  Upon the conclusion of the Transition Period, you will vest in full in all time-vesting RSUs (including all grants during Fiscal Year 2022 granted prior to the conclusion of the Transition Period ) and the shares subject to those RSUs will be paid out in accordance with the terms of the Award Agreement as if the conclusion of the Transition Period  is the last day of the Restricted Period (as defined in the Award Agreement).

b.
Performance Share Awards.  All Performance Shares will remain outstanding as if you remained employed following the conclusion of the Transition Period through the end of the relevant performance period set forth in the Award Agreement evidencing the Performance Shares.  As a result, you will continue to be able to vest in and earn (in full rather than pro rata) the Performance Shares based on (and subject to) the Company’s satisfaction of the performance criteria set forth in the relevant Award Agreement.

c.
Stock Options.  You will fully vest in all unvested stock options upon the conclusion of the Transition Period and the options will remain exercisable until the earlier of: (i) the latest date upon which the stock option would have expired by its original terms (disregarding any early termination of the option due to termination of employment), or (ii) the tenth (10th) anniversary of the original date of grant of the stock option.

d.
Supplemental Employee Retirement Plan (SERP). Subject to your continued employment through the conclusion of the Transition Period, you be entitled to receive a full Fiscal Year 2022 contribution to the SERP and you will be fully vested in your SERP benefit.  Such contribution and related distribution shall occur as set forth in the SERP Plan document.

7.	Outplacement Services. The Company shall provide you with outplacement services for six months through Lee Hecht Harrison’s International Center For Executive Options (ICEO) program.

8.
Additional Benefits.  During the Transition Period, you will be allowed the full use of your financial planning benefit for 2022.  You also will receive your executive physical during the Transition Period, or a lump sum payment equivalent to the executive physical if you are unable to complete the executive physical during the Transition Period.  In addition, you will be permitted up to thirty (30) days after the conclusion of the Transition Period to replace the leased vehicle provided to you by the Company (which shall then be returned to the Company in good condition subject to normal wear and tear).

Restrictive Covenants.  By signing this Agreement and in consideration for the Transition Benefits being provided to you hereunder, you agree to enter into the Agreement Barring Unfair Activities in the form attached hereto as Exhibit B (the “ABUA”).  You must return an executed copy of the ABUA by January 30, 2022.  You also hereby reaffirm your intention to comply with all the covenants set forth in the restrictive covenant agreements (each a prior “Restrictive Covenant Agreement”) you previously entered into with the Company and agree that the restrictions contained therein continue to be fair, reasonable and necessary to protect the Company’s protectable business interests.  If you breach the ABUA or any of your other existing Restrictive Covenant Agreements, then in addition to the remedies available to the Company under the terms of the ABUA and/or applicable Restrictive Covenant Agreement(s), you will forfeit all further rights under this Agreement, including any rights to any unvested Performance Shares and any right to exercise any outstanding stock options, which upon such breach will automatically terminate and no longer be exercisable, notwithstanding any contrary provisions contained in this Agreement or in the Award Agreements.

Waiver of Severance.  By signing this Agreement, you acknowledge and agree that you are not entitled to any benefits under the Company’s Senior Officer Severance Plan and your Change in Control Agreement; and you agree to waive any rights to severance or to any other benefits under such plans or any other severance plans or arrangements of the Company other than (1) the plans and arrangements referenced in the previous sentence, and (2) any other plans, awards, and benefit arrangements explicitly referenced in this Agreement, the employee benefits to which you are entitled under the employee benefit plans of the Company that are generally applicable to all employees or executives, as applicable, shall be determined under and, if payable, payable in accordance with the applicable benefit plan documents.

Cooperation.  At the request of the Company, you agree to provide information and, if requested by the Company, testimony to or on behalf of the Company regarding any matter or claim by or against the Company (whether involving an investigation, audit or court case) with respect to any matter in which you were involved or aware, directly or indirectly, during your employment with the Company.  Such cooperation will be provided upon mutually agreeable terms.

Nondisparagement.  You agree not to Disparage the Company, any of its subsidiaries, any of their respective directors or officers, or any of their products, equipment, operations, management, personnel, policies or procedures.  The Company will also instruct its directors and executive officers not to Disparage you.  As used in this Agreement “Disparage” means to communicate to third parties, directly or indirectly, through any medium in a manner that would impugn, attack or otherwise be critical of a person’s or entity’s reputation, reliability, character, honesty, integrity, morality, business acumen, skill, judgment, fitness, ability, or quality.  For the avoidance of doubt, this includes statements regarding or related to job performance, professional abilities and experience as reasons for the separation.  Nothing in this Agreement, however, will prevent truthful testimony in legal or governmental proceedings, truthful submissions to governmental agencies, statements to accountants, attorneys, auditors, and insurers, or statements to your spouse.

Jurisdiction, Venue and Dispute Resolution.  This Agreement will be governed by the laws of the State of Wisconsin and any disputes to be resolved according to the dispute resolution process provided under the Restrictive Covenant Agreements.

Code Section 409A Compliance. Notwithstanding anything herein to the contrary, any payments made: (i) within 2-½ months of the end of the Company’s taxable year containing your severance from employment, or (ii) within 2-½ months of your taxable year containing the severance from employment, shall be exempt from Code Section 409A.  Payments subject to subparagraphs (i) or (ii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.  To the extent payments under this Agreement are not exempt from Code Section 409A under subparagraphs (i) or (ii) above: (iii) any payments made in the first 6 months following your termination from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Code Section 409A. Payments subject to this subparagraph (iii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder. To the extent payments under this Agreement are not exempt from Code Section 409A under subparagraphs (i), (ii) or (iii) above: (iv) any payments made equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) for the year of severance from employment shall be exempt from Code Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D). Payments subject to this subparagraph (iv) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Code Section 409A and the regulations thereunder.  To the extent payments under this Agreement are not exempt from Code Section 409A under subparagraphs (i), (ii), (iii) or (iv) above, and to the extent you are a “specified employee” (as defined below): (v) payments due to you under this Agreement shall begin no sooner than six months after your termination of employment (other than due to your death); provided, however, that any payments not made during the six (6) month period described in this subparagraph (v) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, and the balance of all other payments required under the Agreement shall be made as otherwise scheduled in this Agreement. Any reference to severance from employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h).  The term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i).  In addition, in the event that any sixty (60) day period described with respect to payment timing for an item in the Transition Benefits section of the Agreement would begin in one calendar year and end in the next calendar year, then, subject to the other 409A Limitations described in this paragraph, such amount shall be paid in the calendar year in which such sixty (60) day period ends. Furthermore, notwithstanding anything herein to the contrary, no payments shall be due hereunder unless you have also met the Release Requirement within sixty (60) days after the conclusion of the Transition Period (meaning, for the avoidance of doubt, that the waiver and release of all claims must have been executed and must have become irrevocable prior to the end of the sixty (60) day period described above). The rules and limitations described in this paragraph are the “409A Limitations”.

Complete Agreement.  This Agreement (which includes the attached general release of claims and the general release of claims to be executed at the conclusion of the Transition Period (including any subsequent extension)), the Award Agreements, as modified by this Agreement, and the Restrictive Covenant Agreements comprise the entire agreement between you and the Company with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between you and the Company with regard to the subject matter hereof.  You acknowledge that there are no other agreements, written, oral or implied, and that you may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Notwithstanding the foregoing, the Company’s Executive Incentive Compensation Recoupment Policy, Compensation Recoupment Policy, or any similar policy of the Company, that was in effect prior to the execution of this Agreement shall remain in full force and effect with respect to the benefits, plans, agreements, and Award Agreements referenced herein. Similarly, this Complete Agreement clause shall not be interpreted to terminate or amend the Indemnification Agreement between you and the Company.

We thank you for your service to the Company.

*        *        *        *        *

Please indicate your agreement to the terms of this Agreement by signing below and returning a copy of it to me.

Very truly yours,

Enerpac Tool Group Corp.

/s/ Paul Sternlieb
_________________________________

Paul Sternlieb

Acknowledged and agreed:

/s/ Rick Dillon
_______________________      Date:     1/30/2022
Rick Dillon

EXHIBIT A

RELEASE AND WAIVER OF ALL CLAIMS

THIS RELEASE AND WAIVER OF ALL CLAIMS (this “Release”) is made by and between Rick Dillon (the “Senior Officer”) and Enerpac Tool Group Corp. and its subsidiaries and affiliates (the “Company”).

WHEREAS, pursuant the Transition and Separation Agreement between the Senior Officer and the Company (the “Transition Agreement”) to which this Release is attached, the Company has agreed to provide the Senior Officer with certain transition benefits, subject to the execution of this Release;

WHEREAS, Senior Officer’s employment with the Company is terminating, or has terminated, at the conclusion of the Senior Officer’s “Transition Period” as defined in Transition Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.          Consideration.  Senior Officer acknowledges that, in the absence of Senior Officer’s execution of this Release, the transition benefits specified in the Transition Agreement would not otherwise be due to Senior Officer. Senior Officer further acknowledges that Senior Officer is not entitled to any payments or benefits under any severance, retention or change-in-control plan or agreement with the Company, including, without limitation the Senior Officer Severance Plan and the Amended and Restated Change in Control Agreement.

2.          Release and Covenant Not to Sue.

2.1          Senior Officer hereby fully and forever releases and discharges Company, and all of its respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Senior Officer’s employment by Company or the termination thereof, including, without limitation, any rights, payments or benefits under the Senior Officer’s Change in Control Agreement with the Company, or any other severance, retention or change-in-control plan or agreement with the Company (collectively the “Claims”).  Without limiting the generality of the foregoing, this Release specifically applies to:

2.1.1.          Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, notice pay, and other paid time, payment of attorneys’ fees or costs, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and

2.1.2.          Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), the Older Worker’s Benefits Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Families First Coronavirus Response Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Uniform Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Pregnancy Discrimination Act, or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2          Senior Officer expressly represents that Senior Officer has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and has not assigned any claim against a Released Person.  Senior Officer further promises not to initiate a lawsuit or to bring any other claim against a Released Person arising out of or in any way related to Senior Officer’s employment by Company or the termination of that employment.  This Release will not prevent Senior Officer from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Senior Officer for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.  This Release shall not affect Senior Officer’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

2.3          The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims for indemnification under the Company’s Certificate of Incorporation or By-Laws, (c) claims for indemnification under the Indemnification Agreement between Senior Officer and the Company.  The foregoing will not be deemed to release any person from claims arising after the date of this Release.

2.4          The Senior Officer agrees that all current and future rights to severance benefits and similar benefits associated with termination of employment are waived as described in the “Waiver of Severance” paragraph of the Transition Agreement to which this Release is attached.

3.          Rescission Right.  Senior Officer expressly acknowledges and recites that (a) Senior Officer has read and understands the terms of this Release in its entirety, (b) Senior Officer has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) Senior Officer has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) Senior Officer was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) Senior Officer is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  Senior Officer may revoke this Release during those seven (7) days by providing written notice of revocation to the Company, addressed to General Counsel, Enerpac Tool Group Corp., N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.

4.          Miscellaneous.

4.1          No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by Company to Senior Officer.  There have been no such violations, and Company specifically denies any such violations.

4.2          Successors and Assigns.  This Release shall inure to the benefit of and be binding upon Company and Senior Officer and their respective successors, permitted assigns, executors, administrators and heirs.  Senior Officer shall not may make any assignment of this Release or any interest herein, by operation of law or otherwise.  Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

4.3          Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

4.4          Integrated Release. This Release is incorporated and made part of the Transition Agreement to which it is attached.

4.5          Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Wisconsin, without regard to the application of the principles of conflicts of laws.

4.6          Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Senior Officer has executed this Agreement.

FOR ENERPAC TOOL GROUP CORP.:

By:
Date
Name: Paul Sternlieb

Title: President & Chief Executive Officer

BY SENIOR OFFICER:

Senior Officer Signature	Date

Name: Rick Dillon

EXHIBIT B

AGREEMENT BARRING CERTAIN UNFAIR ACTIVITIES

This Agreement Barring Certain Unfair Activities (“Agreement”) is entered into by and among Enerpac Tool Group Corp. (i.e. the “Company” as defined below) and the undersigned employee (“Senior Officer”) (together, the “Parties”).

RECITALS

Senior Officer has voluntarily elected to enter into a Transition and Separation Agreement with the Company (the “Transition Agreement”) of which this Agreement is Exhibit B.  Pursuant to the Transition Agreement, Senior Officer must agree to the terms of this Agreement as a condition of receiving the Transition Benefits package under the Transition Agreement.

Through the course of employment or continued employment with the Company, Senior Officer will be provided, learn and/or develop confidential information regarding the Company’s customers, or will establish, maintain and improve knowledge of and/or relationships and/or goodwill with the Company’s customers, and/or will learn the Company’s Trade Secrets and/or Confidential Information (as such terms are defined below).

THE SENIOR OFFICER HAS REVIEWED THE MATTERS RECITED IN THE PARAGRAPHS ABOVE AND CONFIRMS THAT HE/SHE AGREES WITH THE ABOVE RECITALS.

TERMS AND CONDITIONS

In consideration of the foregoing recitals and of the promises and covenants set forth herein, and in exchange for Senior Officer’s entering into the Transition Agreement, Senior Officer’s receipt of any benefits, rights or payments pursuant to the Transition Agreement, Senior Officer’s access or continued access to the Company’s customer relationships, good will, Confidential Information or Trade Secrets; and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Unless otherwise defined herein, capitalized terms have the definitions set forth in Paragraph 25 of this Agreement.

2.
Duty of Loyalty.  During employment with the Company, Senior Officer shall owe the Company an undivided duty of loyalty and shall take no action adverse to that duty of loyalty.  Senior Officer’s duty of loyalty to the Company includes a duty to promptly disclose to the Company any information that might cause the Company to take or refrain from taking any action or which otherwise might cause the Company to alter its behavior.  Without limiting the generality of the foregoing, Senior Officer shall promptly notify the Company at any time that Senior Officer decides to (1) terminate employment with the Company or (2) enter into competition with the Company, as the Company may decide at such time to limit, suspend, or terminate Senior Officer’s employment or access to the Company’s Confidential Information, Trade Secrets or customer relationships.

3.
Nondisclosure of Third Party Confidential Information.  During Senior Officer’s employment with the Company and after termination of employment with the Company, Senior Officer shall not use or disclose Third Party Confidential Information for as long as the relevant third party has required the Company to maintain its confidentiality, or for so long as required by applicable law, whichever period is longer.  This prohibition does not prohibit Senior Officer’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Third Party Confidential Information.  This prohibition also does not prohibit the description by Senior Officer of Senior Officer’s employment history and duties, for work search or other purposes, as long as such use does not involve the use or disclosure of Third Party Confidential Information.

4.
Non-disclosure of Trade Secrets.  During and after termination of employment with the Company, Senior Officer shall not use or disclose the Company’s Trade Secrets so long as they remain Trade Secrets.  Nothing in this Agreement shall limit either (a) Senior Officer’s statutory and other duties not to use or disclose the Company’s Trade Secrets, or (b) Company’s remedies in the event Senior Officer uses or discloses the Company’s Trade Secrets.

5.
Obligations Not to Disclose or Use Confidential Information.  Except as set forth herein or as expressly authorized in writing on behalf of the Company, Senior Officer agrees that while Senior Officer is employed by the Company and during the two-year period commencing on the Termination Date, Senior Officer will not use or disclose (except in discharging Senior Officer’s job duties at the Company) any Confidential Information, whether such Confidential Information is in Senior Officer’s memory or it is set forth electronically, in writing or other form.  This prohibition does not prohibit Senior Officer’s disclosure of information after it ceases to meet the definition (Paragraph 25) of “Confidential Information,” or Senior Officer’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Senior Officer from providing prospective employers with an employment history or description of Senior Officer’s duties with the Company, so long as Senior Officer does not use or disclose Confidential Information.  Notwithstanding the foregoing, if Senior Officer learns information in the course of employment with the Company which is subject to a law governing confidentiality or non-disclosure, Senior Officer shall keep such information confidential for so long as required by law.  This Paragraph shall not preclude employees within the meaning of the National Labor Relations Act from exercising Section 7 rights they may have to communicate about working conditions.  This Paragraph shall not bar Senior Officer from making disclosures to government entities to the extent required by applicable law or disclosures made in good faith pursuant to applicable “whistleblower” laws or regulations.

6.
Proprietary Creations.  All Proprietary Creations are the sole and exclusive property of the Company whether patentable or registrable or not, and Senior Officer assigns all rights, title and interest in same to the Company.

All Proprietary Creations which are copyrightable shall be considered “work(s) made for hire” as that term is defined by U.S. Copyright Law.  If for any reason a U.S. court of competent jurisdiction determines such Proprietary Creations not to be works made for hire, Senior Officer will assign all rights, title and interest in such works to the Company and, to the extent permitted by law, Senior Officer hereby assigns such rights, title and interest in such Proprietary Creations to the Company.  Senior Officer will promptly disclose all Proprietary Creations to the Company and, if requested to do so, provide the Company a written description or copy thereof.

No provision in this Agreement requires Senior Officer to assign any of his or her rights to an invention if that invention qualifies for exclusion under the applicable law of the state in which the Senior Officer is a resident, which may be amended from time to time.  Senior Officer is not required to assign rights to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Senior Officer’s own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Senior Officer for the Company.

In the event Proprietary Creations should be assigned or transferred to a parent, subsidiary or related entity of the Company, or an entity owned (in whole or in part) by the Company, the Company shall make this determination and shall make the appropriate assignment or transfer or shall direct Senior Officer to make such assignment of transfer, and Senior Officer shall cooperate with the Company in making such assignment or transfer.

7.
Return of Property; No Copying or Transfer of Documents.  All equipment and all books, records, papers, notes, catalogs, compilations of information, data bases, correspondence, recordings, stored data (including data or files that exist on any personal computer or other electronic storage device), software, and any physical items, including copies and duplicates, that Senior Officer generates or develops or which come into Senior Officer’s possession or control, which relate directly or indirectly to, or are a part of the Company’s (or its customers’) business matters, whether of a public nature or not, shall be and remain the property of the Company (collectively “Company Information”).  Senior Officer shall deliver all equipment and Company Information, and any and all copies thereof, to the Company upon termination of employment.

During employment or after termination of employment with the Company, Senior Officer will not copy, duplicate, or otherwise reproduce, or permit copying, duplicating, or reproduction of any Company Information owned or originated by the Company and relating to the Company’s business which may have come into Senior Officer’s possession, custody, or control during Senior Officer’s employment with Company without the express written consent of the Company, or, as a part of Senior Officer’s duties performed under this Agreement for the benefit of the Company.

Senior Officer expressly covenants and warrants, upon termination of employment for any reason (or no reason), that Senior Officer shall promptly deliver to the Company any and all originals and copies in Senior Officer’s possession, custody, or control of any and all Company Information, and Senior Officer shall not make, retain, or transfer to any third party any copies of Company Information.  In the event any Company Information is stored or otherwise kept in or on a computer hard drive or other storage device owned by or otherwise in the possession or control of Senior Officer (collectively, “Senior Officer Storage Device”), upon termination of employment Senior Officer will present to the Company for inspection and removal of all Company Information (including Confidential Information or Trade Secrets) stored on any Senior Officer Storage Devices.

8.
Limited Restriction on Misuse of Goodwill.  For twelve months following the Termination Date, Senior Officer shall not provide, sell or solicit the sale of a Competing Product to a Restricted Customer.  This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

9.
Limited Restriction on Assisting Misuse of Goodwill.  For twelve months following the Termination Date, Senior Officer shall not manage, direct or assist another person or entity in providing, selling or soliciting the sale of a Competing Product to a Restricted Customer.  This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

10.
Limited Restriction on Misuse of Information.  For twelve months following the Termination Date, Senior Officer shall not provide, sell or solicit the sale of a Competing Product to a Strategic Customer.  This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

11.
Limited Restriction on Assisting Misuse of Information.  For twelve months following the Termination Date, Senior Officer shall not manage, direct or assist another person or entity in providing, selling or soliciting the sale of a Competing Product to a Strategic Customer.  This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

12.
Limited Territorial Restriction – Executive and Management Activities.  For twelve months following the Termination Date, Senior Officer shall not perform services of the type Senior Officer performed for the Company during the twenty-four -month period immediately preceding the end of Senior Officer’s employment with the Company as part of the business of selling, soliciting the sale of or providing Competing Products in the Restricted Territory.  This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

13.
Limited Territorial Restriction – Marketing Activities.  For twelve months following the Termination Date, Senior Officer shall not perform services of the type Senior Officer performed for the Company during the twenty-four -month period immediately preceding the end of Senior Officer’s employment with the Company as part of the business of marketing Competing Products for sale in the Restricted Territory.  This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

14.
Limited Territorial Restriction – Design, Development, Production and Testing Activities.  For twelve months following the Termination Date, Senior Officer shall not perform services of the type Senior Officer performed for the Company during the twenty-four -month period immediately preceding the end of Senior Officer’s employment with the Company as part of the business of designing, testing, developing or producing Competing Products for sale in the Restricted Territory.  This Paragraph shall not bar Senior Officer from performing clerical, menial or manual labor.

15.	Non-solicitation of Employees.

a.
Non-solicitation of Company Management Employees.  For twelve months following the Termination Date, Senior Officer shall not, without the prior written consent of the Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate such Management Employee’s employment with the Company to provide Key Services in competition with the Company, unless such Management Employee has already ceased employment with the Company.

b.
Non-solicitation of Company Key Employees. For twelve months following the Termination Date, Senior Officer shall not, without the prior written consent of the Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate such Key Employee’s employment with the Company to provide Key Services in competition with the Company, unless such Key Employee has already ceased employment with the Company.

c.
Non-solicitation of Company Supervised Employees. For twelve months following the Termination Date, Senior Officer shall not, without the prior written consent of the Company, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate such Supervised Employee’s employment with the Company to provide Key Services in competition with the Company, unless such Supervised Employee has already ceased employment with the Company.

d.	Nothing in this agreement shall prohibit Senior Officer from providing letters of recommendation for or on behalf of any employee upon request.

16.
Remedies.  In addition to other remedies provided by law or equity, upon a breach by the Senior Officer of this Agreement, Senior Officer shall pay the Company’s reasonable attorney’s fees and costs arising out of such breach.  The Parties agree that in the event of any breach or threatened breach of this Agreement, the Company may obtain interim or other injunctive relief, in addition to any other remedies available, without the need to post a bond.

17.
Assignment.  The Company’s rights under this agreement will automatically be assigned to any parent, subsidiary or related entity of the Company if the Senior Officer commences employment with such parent, subsidiary or related entity of the Company.  The Company may also assign its rights under the Agreement to any successor entity or purchaser of related assets.  In the event of assignment of this Agreement, the entity to which this Agreement is assigned shall be included in the definition of the term “Company” as used in this Agreement.  This Agreement and the respective rights, duties, and obligations of the Senior Officer hereunder may not be assigned or delegated by the Senior Officer.

18.
Coordination with Other Agreements.  This Agreement is in addition to any employment, non-competition, non-solicitation or confidentiality agreements previously entered into by Senior Officer in connection with Senior Officer’s employment with the Company, or any stock, equity or other similar agreement with the Company. This Agreement may only be modified by a writing signed by the Parties.

19.	Waiver. The waiver by any Party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by any Party.

20.
Invalidity of any Provision.  The provisions of this Agreement are severable, it being the intention of the Parties that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect to the fullest extent permitted by law as if such invalid or unenforceable provision were omitted.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, Company and Senior Officer agree that such provision is to be reformed to the extent necessary for the provision to be valid and enforceable to the fullest and broadest extent permitted by applicable law, without invalidating the remainder of this Agreement.

21.
Applicable Law and Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the state of Wisconsin. Any dispute between the Parties arising out of or related to this Agreement shall be heard only by the Circuit Court of -----Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties hereby consent to these courts as the exclusive venues for resolving any such disputes.

22.	Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.

(a)
Immunity.  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)
Use Of Trade Secret Information In Anti-Retaliation Lawsuit.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

23.
Interpretation and Construction.  As used in this Agreement, (a) the words “include,” “including” and variations thereof will not be deemed to be terms of limitation, (b) “or” is disjunctive but not necessarily exclusive, (c) paragraph headings are for convenience only and will have no interpretive value and (d) “$” means U.S. Dollars or their equivalent in the local currency at the exchange rate in effect at the time the currency amount is to be determined under the terms of this Agreement.

24.
Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

25.	Definitions. When used in this Agreement the following terms have the definition set forth below:

(a)	“Company” means Enerpac Tool Group Corp. and any parent, subsidiary or affiliated entity of Enerpac Tool Group Corp.

(b)
“Competing Product” means any product or service which is sold or provided in competition with a product or service that is, as of the Termination Date, either (a) sold or provided by the Company or (b) is in the process of development for sale by the Company within twelve months after the end of Senior Officer’s employment with Company; provided, however, the term Competing Product is limited to products or services sold or provided in competition with products or services which:

(i) Senior Officer sold or provided on behalf of the Company;

(ii) one or more Company employees or business units managed or directed by Senior Officer sold or provided on behalf of the Company;

(iii) were designed, developed, tested, distributed, marketed, provided or produced by Senior Officer (individually or in collaboration with other Company employees) or one or more Company employees or business units managed or directed by Senior Officer;

or

(iv) which were designed, tested, developed, distributed, marketed, produced, sold or provided by the Company with management or executive support from Senior Officer, at any time during the twenty-four months immediately preceding the Termination Date.

(c)
“Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by the Senior Officer or otherwise coming into the possession or knowledge of the Senior Officer, which is possessed by or developed for the Company and which relates to the Company’s existing or potential business, which information is not reasonably ascertainable by the Company’s competitors or by the general public through lawful means, and which information the Company treats as confidential, including information regarding the Company’s business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information.

(d)
“Key Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Senior Officer has had material business-related contact in the course of employment during the twelve months immediately preceding the Termination Date, and such person is in possession of Confidential Information and/or Trade Secrets.

(e)
“Key Services” means services of the type performed by a Key Employee, Management Employee, or Supervised Employee for the Company during the final twelve months preceding the Termination Date, but shall not include clerical, menial, or manual labor.

(f)
“Management Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Senior Officer has had material business-related contact in the course of employment during the twelve months immediately preceding the Termination Date and such person is a manager, officer, director, or executive of Company.

(g)
“Proprietary Creations” means inventions, discoveries, designs, improvements, creations, and works conceived, authored, or developed by Senior Officer, either individually or with others, any time during Senior Officer’s employment with the Company that:  (a) relate to the Company’s current or contemplated business or activities; (b) relate to the Company’s actual or demonstrably anticipated research or development; (c) result from any work performed by Senior Officer for the Company; (d) involve the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets; (e) result from or are suggested by any work done by the Company or at the Company’s request, or any projects specifically assigned to Senior Officer; or (f) result from Senior Officer’s access to any of the Company’s memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials.

(h)
“Restricted Customer” means a customer of the Company to which Senior Officer, or one or more individuals or Company business units supervised, managed, or directed by Senior Officer, sold or provided products or services on behalf of or as part of Senior Officer’s employment with the Company during the twenty-four -month period immediately preceding the Termination Date.

(i)
“Restricted Territory” means states, provinces or territories within the United States or other countries in which Senior Officer, or one or more other Company employees or Company business units managed or directed by Senior Officer, or receiving executive support from Senior Officer:

(i) provided products or services on behalf of the Company;

(ii) sold or solicited the sale of products or services on behalf of the Company;

(iii) provided products or services designed, developed, tested or produced by Senior Officer (either individually or in collaboration with other Company employees) or by one or more other Company employees or business units managed or directed by Senior Officer;

during the twelve-month period immediately preceding the end of Senior Officer’s employment with the Company.

Notwithstanding the foregoing, the term “Restricted Territory” is limited to states, provinces or territories within the United States or other countries in which the Company sold or provided in excess of $750,000 worth of products or services in the twenty-four month period immediately preceding the Termination Date.

(j)
“Strategic Customer” means a customer of Company that purchased a product or service from the Company during the twelve-month period immediately preceding the last date of Senior Officer’s employment with the Company, but is limited to individuals and entities concerning which Senior Officer learned, created or reviewed Confidential Information or Trade Secrets on behalf of the Company during the twenty-four -month period immediately preceding the Termination Date.

(k)
“Supervised Employee” means any person who at the Termination Date is employed or engaged by Company, and with whom Senior Officer has had material business-related contact in the course of employment during the twelve months immediately preceding the Termination Date, and such person was directly managed by or reported to Senior Officer during the last 12 months prior to the Termination Date.

(l)
“Termination Date” means the date of the Senior Officer’s termination of employment with the Company, for any reason, without continuation of employment with any parent, subsidiary or related entity of the Company.  Notwithstanding the foregoing, the Senior Officer’s termination of employment with the Company shall not be a “Termination Date” for purposes of this agreement, if the Company has assigned this Agreement and the Senior Officer is employed after such assignment by the successor to this Agreement.

(m)	“Third Party Confidential Information” means information received by the Company from others that Company has an obligation to treat as confidential.

(n)	“Trade Secret” means a Trade Secret as that term is defined under applicable state or federal law.

26.
Reasonableness of Restrictions.  SENIOR OFFICER HAS READ THIS AGREEMENT AND AGREES THAT THE RESTRICTIONS ON SENIOR OFFICER’S ACTIVITIES OUTLINED IN THIS AGREEMENT ARE REASONABLE AND NECESSARY TO PROTECT COMPANY’S LEGITIMATE BUSINESS INTERESTS, THAT THE CONSIDERATION PROVIDED BY COMPANY IS FAIR AND REASONABLE, AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO COMPANY OF ITS CONFIDENTIAL INFORMATION, TRADE SECRETS AND CUSTOMER RELATIONSHIPS, THE POST-EMPLOYMENT RESTRICTIONS ON SENIOR OFFICER’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.  SENIOR OFFICER AGREES THAT THE GEOGRAPHIC RESTRICTIONS ON SENIOR OFFICER’S POST-EMPLOYMENT ACTIVITY ARE REASONABLE.  SENIOR OFFICER REPRESENTS AND WARRANTS THAT SENIOR OFFICER WILL BE ABLE TO SECURE EMPLOYMENT IN SENIOR OFFICER’S FIELD OF EXPERIENCE WITHOUT VIOLATING ANY PROVISION OF THIS AGREEMENT.

The Parties hereto have executed this Agreement as of the date set forth next to the Senior Officer’s name and signature below.

FOR ENERPAC TOOL GROUP CORP.:

By:
Date
Name: Paul Sternlieb

Title: President & Chief Executive Officer

BY SENIOR OFFICER:

Senior Officer Signature	Date

Name: Rick Dillon